Discretionary Investment Management Contract
This Discretionary Investment Management Contract (this  Contract ) dated as of April 3, 2009 is made by and between The Taiwan Fund, Inc., a corporation organized under the Delaware laws of the United States with a registered office at c/o State Street Bank and Trust Company, P.O. Box 5049, 4 Copley Place, 5th Floor, Boston, MA 02116-5049 (the Fund ) and HSBC Global Asset Management (Taiwan) Limited, a corporation organized under the laws of the Republic of China ( R.O.C. ) with a registered office at 24 Floor, No. 99,
Sec. 2, Tun Hwa S. Rd., Taipei 106, Taiwan ( HSBC Taiwan ).
Each of the parties named above shall be referred to collectively as the Parties and individually as a Party .
WITNESSETH
WHEREAS, the Fund is a diversified, closed-end investment management company registered under the U.S. Investment Company Act of 1940 (the 1940 Act ); WHEREAS, HSBC Taiwan is a licensed securities investment trust enterprise registered and validly existing under the laws of the R.O.C. which has been approved by the Financial Supervisory Commission, Executive Yuan of the
R.O.C. (the  FSC ) to carry out securities discretionary investment business
(Business License Number    22102255), and is also an investment adviser
registered under the U.S. Investment Advisers Act of 1940 (the  Advisers
Act );
WHEREAS, the Fund, HSBC Taiwan and the International Commercial Bank of China (the name of which has been changed to Mega International Commercial Bank
Co., Ltd.) have entered into a Securities Investment Trust-Investment Management and Custodian Contract dated August 22, 2001 (the Management Contract ) providing for management by HSBC Taiwan of assets of the Fund held in the R.O.C. under a trust fund structure (the  Trust );
WHEREAS, the Fund and HSBC Taiwan have also entered into an Investment
Advisory and Management Agreement dated August 22, 2001 ( Advisory Agreement ) to retain HSBC Taiwan to furnish investment advisory and management services for the Funds assets which may be held in the United States, either pending remittance to the R.O.C. of the net proceeds of any offering of the Common Stock of the Fund, or after distribution to the Fund under the Management Contract, or upon borrowing by the Fund from a bank in the United States for temporary or emergency purposes, or otherwise as permitted under applicable R.O.C. law and regulations (such assets of the Fund being referred to herein as the U.S. Assets ); and
WHEREAS, the Fund desires that HSBC Taiwan to provide investment advisory and management service for the Funds assets held in the R.O.C. ( R.O.C.
Assets ) under a discretionary and non-trust-fund structure and HSBC Taiwan agrees to furnish such services; and
WHEREAS, the Fund and HSBC Taiwan wish to confirm that it was their intention that Advisory Agreement was intended to provide for investment advisory and management services for the assets of the Fund held outside of the Trust, including R.O.C. Assets; and
WHEREAS, the Fund and HSBC Taiwan desire to enter into this Contract to provide for management of the R.O.C. Assets in accordance with the Advisory Agreement by setting forth in this Contract provisions, in addition to the provisions in the Advisory Agreement, necessary to comply with the R.O.C. laws and relevant regulations regarding discretionary investment management to permit HSBC Taiwan to provide investment advisory and management services for the Funds R.O.C. Assets in accordance with the R.O.C. laws and other applicable laws.
NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties hereby agree as follows
Article 1   (Confirmation of Intention of Contract and Procedure Prior to
the Execution of this Contract)
1.1 The Parties confirm that the Advisory Agreement is intended to provide for the management of the R.O.C. Assets.
1.2 HSBC Taiwan shall manage the R.O.C. Assets in accordance with the provisions of the Advisory Agreement, as supplemented by the provisions of this Contract which provisions are necessary to comply with the R.O.C. laws and relevant regulations regarding discretionary investment management.
1.3   Pursuant to the Securities Investment Trust and Consulting Act (the
SITC Act ), HSBC Taiwan has already interpreted and delivered to the Fund the terms and conditions of this Contract and the Discretionary Investment Prospectus and Risk Disclosure Statement attached hereto as Appendix I seven
(7) days prior to the execution of this Contract.
1.4 HSBC Taiwan has thoroughly understood the financial capability, investment experiences, objectives and requirements of the Fund and informed the Fund of the trading characteristics of securities-related products, possible risks or legal restrictions associated with it. Taking the above matters into consideration, HSBC Taiwan has also consulted with the Fund and deliberated on the amount or price of DIM Assets (as defined in Article 3.1) as well as basic guidelines for investment or trading and the scope of investment or trading with the Fund prudently.
Article 2   (Retaining of Discretionary Investment Services)
The Fund has read and confirmed the contents of this Contract and hereby agrees that HSBC Taiwan has been retained pursuant to the Advisory Agreement to conduct securities investment and securities-related products trading for the Fund and HSBC Taiwan agrees to provide such services, based on its professional investment judgment and within the scope of authorization provided by this Contract, under a non-trust-fund structure and on a discretionary basis, in accordance with this Contract, relevant R.O.C. laws and regulations and rules stipulated by the Securities Investment Trust and Consulting Association of the R.O.C. (the SITCA ).
Article 3   (The Content, Amount or Price of Discretionary Investment Assets)
3.1 The Parties agree that the assets to be delivered to the Custodian (as defined in Article 7.1) for discretionary investment management by HSBC
Taiwan under this Contract ( DIM Assets ) shall be in the form of cash or securities upon delivery and the initial amount of the DIM Assets accepted by HSBC Taiwan is stated in Appendix II, which shall be delivered upon execution of this Contract by both parties in an amount of no less than NTD five million or any other amount required under the R.O.C. laws ( Minimum
DIM Amount ). The Parties agree that the Fund may, at any time as it deems necessary and appropriate, increase or decrease the DIM Assets by sending a prior written notice to HSBC Taiwan and the Custodian and delivering to or returning from the Custodian the relevant amount of DIM Assets, provided that the amount of DIM Assets upon the time of such increase and decrease of the DIM Assets shall not be less than the Minimum DIM Amount. Such written notice of increasing or decreasing the DIM Assets shall be incorporated hereto as part of this Contract at the time when the following two conditions have
been met   (i) the Fund serves such written notice on HSBC Taiwan and the
Custodian, and (ii) the Fund delivers to or is returned from the Custodian the increased or decreased portion of DIM Assets.
3.2 The DIM Assets referred to in Article 3.1 hereof shall include the assets delivered by the Fund ( Delivered Assets ) and any proceed and profit derived from the Delivered Assets and the management of them during the term of this Contract.
Article 4 (Agreement of Basic Guidelines and Scope of Investment or Trading and the Amendment thereof)
4.1 HSBC Taiwan shall conduct the investment, trading and management of DIM Assets with full discretion in accordance with same rules of the basic guidelines and scope of investment or trading and management of idle funds set forth in the Advisory Agreement, as stipulated in the Appendix III.
4.2 During the term of this Contract, the basic guidelines and scope of investment or trading and management of idle funds referred to in Article
4.1 may be amended by the Fund by written notice to HSBC Taiwan in accordance with Article 23 hereof and such amendment shall be incorporated hereto as part of this Contract.
Article 5 (Authorization of Right of Investment or Trading Decision-making and Right of Instruction on Assets Management and the Restriction thereof) Unless otherwise provided in this Contract or relevant laws and regulations, subject to the basic guidelines and scope of investment or trading specified in the preceding Article, the Fund authorizes HSBC Taiwan the right to make the investment or trading decision-making, to conduct trading of securities or securities-related products, to instruct the Custodian to conduct required settlement of funds and certificates or payment of margins and premiums, account-opening, disposition of the DIM Assets and any rights required for assets management of the DIM Assets, with full authority and discretion.
A separate consent or authorization from the Fund is not required.
Article 6   (Designation and Change of Investment Manager)
6.1 Before the execution of this Contract, HSBC Taiwan has prepared information related to the education background and experience of each investment manager for the Fund and delivered such information to the Fund for review. The Parties agree to designate the persons listed in the Appendix IV as the investment manager and his deputy of the discretionary investment management under this Contract. During the term of this Contract, HSBC Taiwan may notify the Fund in writing of a change in the investment manager and re-designate a person acceptable to both Parties as the new investment manager.
6.2 If the investment manager leaves office or for some reasons cannot perform his/her duties, HSBC Taiwan shall notify the Fund immediately and the designated deputy shall perform the duties of the investment manager before the new investment manager is designated according to Article 6.1.
6.3   The investment manager and the deputy referred to in Articles 6.1 and
6.2 shall be responsible for conducting, for and on behalf of HSBC Taiwan, the investment or trading analysis, judgment, decision making and other obligations of HSBC Taiwan related to the DIM Assets in accordance with the basic guidelines and scope of investment or trading stipulated in Appendix
III and based on his professional knowledge and exercising due care of a prudent person.
Article 7   (Designation and Change of Custodian)
7.1   The Fund agrees to designate Mega International Commercial Bank Co.,
Ltd, a financial institution organized under the laws of the R.O.C. with its principal place of business at 11 Floor, No. 100, Chi Lin Rd., Taipei, Taiwan, as the custodian to take custody of the DIM Assets ( Custodian ) and shall enter into a custody contract ( Custody Contract ) with the Custodian under which the DIM Assets shall be placed with the Custodian for custody and Custodian shall carry out the account-opening for securities investment or securities-related products trading, custody of funds and certificates, payment of margins and premiums, trading settlement, handling custody account matters and any other relevant matters in accordance with the Custody Contract and relevant R.O.C. laws and regulations.
7.2 The Fund, HSBC Taiwan and the Custodian shall enter into a Tripartite Agreement of Discretionary Investment. The above-mentioned Custody Contract and the Tripartite Agreement of Discretionary Investment shall constitute a part of this Contract.
7.3 In the event that the Custodian is unable to perform the obligations under the Custody Contract due to certain reasons or unable to continuously providing custody services due to the cancellation or termination of the Custody Contract, the Fund shall notify or cause the Custodian to notify
HSBC Taiwan immediately. It shall be the responsibilities of the Custodian to conduct, in accordance with Custody Contract, the clearance and settlement, payment and collection of margins and premiums in connection with the trading or transactions of the DIM Assets concluded prior to HSBC Taiwans receipt of the notice of the Fund or the Custodian under this paragraph. HSBC Taiwan shall not be liable for any loss incurred due to the Custodians failure to conduct such clearance, settlement, payment or collection of margins or premiums.
7.4 During the term of this Contract, the Fund may change the Custodian provided that the Fund shall notify HSBC Taiwan in writing and the execution of the new Custody Contract shall be handled in accordance with Article 7.1 and Article 19 of this Contract. The transfer of DIM Assets from the original Custodian to the newly appointed Custodian, and relevant settlement, clearance, disposition or any other relevant matter required to be handled by the Custodian in connection with the DIM Assets during the transition period shall be negotiated and jointly determined by the Fund, HSBC Taiwan, the original Custodian and the newly- appointed Custodian.
Article 8   (Method of Custody of the DIM Assets)
The custody of the DIM Assets shall be made by the Custodian in accordance with the Custody Contract and the SITC Act and the relevant R.O.C. laws and regulations.
HSBC Taiwan or any of its representatives, employees or agents may not keep, or have any third party other than the Custodian keep, custody of the DIM Assets.
Article 9   (Opening of Accounts)
9.1   After entering into the Tripartite Agreement of Discretionary
Investment with the Fund and the Custodian, HSBC Taiwan shall instruct the Custodian to enter into relevant account-opening and brokerage agreements or other contracts, if necessary, with the securities firm(s), futures commission merchant(s) or any other transaction counterparty (the Trading Counterparty ) on behalf of the Fund, and to open the relevant investment trading accounts, futures trading accounts, a centralized securities depository account, bank deposit accounts, the custody account and any other accounts necessary for executions of transaction of DIM Assets.
9.2 HSBC Taiwan shall cooperate with the Custodian in the account opening, execution of contracts and other related procedures referred to in Article
9.1 in accordance with the Operation Rules for the Conduct of Discretionary Investment Business by Securities Investment Trust Enterprises and
Securities Investment Consulting Enterprises of Securities Investment Trust and Consulting Association of the R.O.C. (the Operation Rules ). The account opening and brokerage agreement referred to in Article 9.1 shall stipulate clearly the responsibility of HSBC Taiwan in the Ultra Vires Transactions as referred to in Article 12 of this Contract.
9.3 The opening of the discretionary investment account ( DIM Account ) shall comply with the provisions of the Operation Rules and this Contract.
HSBC Taiwan may not start the discretionarily investment or trading until the execution of all of the contracts and the completion of procedures for account-opening prescribed in Article 9.1.
9.4 During the term of this Contract, the Fund may not use the investment trading account and futures trading account referred to in Article 9.1 for purposes other than those under this Contract.
9.5 The Fund agrees that HSBC Taiwan may place an order via the omnibus account at the securities firm when engaging the securities firm to trade securities on behalf of the Fund. The Fund shall issue a power of attorney to the securities firm for recordation.
Article 10   (Designation or Change of Trading Counterparty)
10.1 The Fund hereby authorizes HSBC Taiwan to designate the Trading Counterparty. For such designation, HSBC Taiwan shall assess the financial, business and credit conditions of the designee and give due attention to appropriate diversification to avoid over-concentration, and shall notify the Custodian immediately after the designation. If HSBC Taiwan and the designated Trading Counterparty or securities firm have mutual investment or control and subordination relationship with each other, HSBC Taiwan shall notify the Fund of such fact promptly.
10.2 During the term of this Contract, the Fund may request HSBC Taiwan to change the Trading Counterparty, by sending a written notice to HSBC Taiwan 10 days prior to said change, provided that the change shall not affect the transactions already conducted prior to HSBC Taiwans receipt of the Fund s such notice. The designation of the new Trading Counterparty shall be handled in accordance with Article 10.1.
Article 11   (Instruction on Collection and Payment)
11.1 After confirming the content of transaction with the securities brokerage firm or other Trading Counterparty on the transaction date or any other applicable date, HSBC Taiwan shall immediately issue to the Custodian a settlement instruction letter that specifies the information of Trading Counterparty, object, transaction date, settlement date, method and terms of settlement, and the price and volume of securities to be settled.
11.2 If HSBC Taiwan engages in securities-related products transaction for which it is required to deposit or withdraw margins or payment or collection of any funds, HSBC Taiwan shall issue an instruction letter of collection or payment to the Custodian. Depending on the nature of the amount to be collected or paid, the instruction letter shall specify the number and title of the futures trading account, account number of clients margins account, the Trading Counterparty, collection or payment date, amount receivable or payable etc.
11.3 The Fund shall specify in the Custody Contract the procedures to handle the disputes over the Ultra Vires Transaction (as defined in Article 12.1) instructed by HSBC Taiwan in its instruction letters issued in accordance with Articles 11.1 and 11.2 hereof. Such procedure shall comply with the Operation Rules
Article 12   (Handling of Ultra Vires Transactions)
12.1 In the event of an ultra vires transaction ( Ultra Vires Transaction ) made by HSBC Taiwan in connection with the investment of DIM assets in securities or in other financial instruments approved by the FSC or in engaging in securities-related products trading, HSBC Taiwan shall be liable for the performance of the obligation arising from such Ultra Vires Transaction, and shall deposit necessary funds, certificates or amount to be paid for the Ultra Vires Transaction to the relevant custody account before the settlement date for the Custodian to handle clearance and the settlement of the transaction or payment of margins.
12.2 With respect to the funds and certificates or securities-related products purchased or sold in an Ultra Vires Transaction, HSBC Taiwan shall handle in accordance with Article 60 of the Operation Rules and any amendment thereof, if any.
12.3 If the Fund, HSBC Taiwan or the Custodian has a dispute over an Ultra Vires Transaction, the parties shall handle in accordance with Article 59 of the Operation Rules and any amendment thereof, if any.
12.4 If HSBC Taiwan fails to handle the Ultra Vires Transaction in accordance Article 12.3 hereof, which results in the failure of the Custodian to complete the settlement, follow-up payment of margins or clearance and settlement, any liability arising therefrom shall be borne by HSBC Taiwan to Trading Counterparties. The Fund shall bear no responsibility thereof.
Article 13   (Handling of Refunded Service Fee)
13.1 The service fee refunded from or other interests paid by the Trading Counterparties due to the management of DIM Assets by HSBC Taiwan shall be used to set off the Funds transaction cost. Unless the Fund and the Trading Counterparties have otherwise negotiated the service fee rate, HSBC Taiwan shall negotiate the service fee rate with Trading Counterparties on behalf of the Fund based on the principle of fairness and faithfulness. The Fund shall cause the Custodian to stipulate the refunding method of the service fee in the account-opening agreement to be entered into with the Trading Counterparties.
13.2 HSBC Taiwan shall disclose in the reports or financial statements of DIM Assets the amount of service fee refunded from or other interests paid by the Trading Counterparties to the Funds DIM Account with an individual account title.
Article 14 (Ownership of Proceeds and Profits of DIM Assets and Exercise of Shareholders Voting Rights)
14.1 During the term of this Contract, the proceeds and profits derived from the DIM Assets shall be collected by the Custodian, who shall notify
HSBC Taiwan in writing of such proceeds and profits and the collection thereof. The aforementioned proceeds and profits, during the term of this Contract, shall belong to the DIM Assets.
14.2 Proceeds, share interest, dividends, bonus share or other interests derived from the securities of DIM Assets shall be distributed to each discretionary investment account of the Fund by the issuer or the centralized securities depository enterprise in accordance with the applicable laws and regulations. The Fund agrees that the right to subscribe securities with consideration or the right to convert securities, which are derived from DIM Assets, shall be exercised by HSBC Taiwan in accordance with the content of Appendix V. However, if relevant laws and regulations provide otherwise, such laws and regulations shall apply.
14.3 Unless otherwise provided by the R.O.C. laws, regulations or government rulings, the right to attend shareholders meeting and the voting right of the stocks held in the investment accounts of the DIM Assets shall be exercised by the Custodian in accordance with the instruction of HSBC
Taiwan who is herein authorized by the Fund to make such instruction in accordance with policies established by the Fund from time to time..
14.4 Relevant procedures with regard to title transfer and exercise of right of the securities held by the DIM Account shall be carried out by the Custodian according to the Custody Contract, relevant securities laws and regulations and rules governing the operation of the centralized securities depository institution of the place where the investment is made.
Article 15   (Due care of a Prudent Person and Confidentiality Obligations)
15.1 In conducting discretionary investment business of this Contract, HSBC Taiwan shall act in accordance with the principle of good faith and comply with relevant laws and regulations, and faithfully perform the obligations hereunder with due care of a prudent person.
15.2 HSBC Taiwan and its directors, supervisors, officers, employees and agents shall keep strictly confidential with regard to the Fund, DIM Assets and other relevant information learned from the execution and performance of this Contract, except for inquiry conducted in accordance with the laws of the R.O.C. or U.S.A. or the Operation Rules or by a Partys group internal audit rules for internal auditing purpose. However, aforementioned confidentiality rules shall not apply if the Fund provides a separate written consent to HSBC Taiwan each time for the latter to publicly disclose or use the above information, in which the scope, method and circumstances of the agreed use shall be specified.
Article 16   (Accounts, Statements and Reporting Obligations)
16.1 HSBC Taiwan shall maintain in its principal office in Taipei sufficient accounts and records to enable a complete and accurate view to be formed of the assets and liabilities and the income and expenditure and all transactions of the DIM Accounts.
16.2 HSBC Taiwan shall prepare a monthly report and an annual report containing trading record and current status of the DIM Assets. The monthly report shall be delivered to the Fund within 7 business days after the end of every month; the annual report shall be delivered to the Fund within 15 business days after the end of every year during the term of this Contract.
16.3 HSBC Taiwan shall comply with Article 47 of the Operation Rules and any amendment thereof, if any, for report to the Fund of the decrease of net assets value of the DIM Assets.
16.4 The service of the reports referred to in this Articles 16 on the Fund shall be made by mail, facsimile and any other methods as agreed by both Parties.
16.5 The Fund may request in writing or other manner agreed by the Parties for HSBC Taiwans providing with trading status, the volume and amount of the DIM Assets in stock and the open position of securities-related products of the DIM Account, and HSBC Taiwan may not refuse it.
16.6 When receiving the request stated in Article 16.7, HSBC Taiwan shall firstly confirm that the request is made by the Fund or its authorized representative before providing the requested information. HSBC Taiwan shall also fill out a request record for recordation.
Article 17 (Calculation, Method and Time of Payment of Remuneration of HSBC Taiwan and Expenses)
17.1 HSBC Taiwan agrees that the remuneration received by HSBC Taiwan under the Management Contract shall be deemed to constitute remuneration of HSBC Taiwan for services provided under this Contract and that such remuneration shall be paid by the Custodian from the Funds assets in accordance with the calculation, method and time of payment specified in the Management Contract and summarized in Appendix VI of this Contract after receiving a notice from HSBC Taiwan. For the avoidance of doubt, the phrase such remuneration shall be paid by the Custodian from the Funds assets as mentioned above shall mean that the remuneration of HSBC Taiwan specified in this paragraph shall be paid out of the assets held by the Trust, provided, however, that if the assets held by the Trust are insufficient to make the payment of the remuneration hereunder, the remuneration shall be paid out of the assets taken custody by the Custodian under the DIM Contract.
17.2 The transaction fee, taxes, and the other relevant expenses (but not including any expenses associated with HSBC Taiwans obligations under
Article 16) incurred from the discretionarily investment shall all be borne by the Fund and shall be paid from the DIM Assets. The Fund shall also be responsible to make up any deficiency.
Article 18   (The Effective Date and the Term of the Contract)
18.1 This Contract shall take effect upon the execution of it by both of the Fund and HSBC Taiwan. However, HSBC Taiwan may exercise right of investment decision-making, and assets management, and the remuneration of HSBC Taiwan referred to in Article 17.1 shall start to calculate, only after the Custody Contract and the Tripartite Agreement of Discretionary Investment referred to in Article 7.2 are valid and effective, and are able to be actually performed.
18.2 This Contract shall continue in effect until November 30, 2009. If not sooner terminated, this Contract shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Funds Board of Directors who are not parties to this Contract or interested persons (as such term is defined in the U.S. Investment Company Act of 1940) of any such party, cast in person at a meeting called for the purpose of voting on such approval and (a) either the vote of a majority of the outstanding voting securities of the Fund, or (b) a majority of the Funds
Board of Directors as a whole. As used herein the phrase majority of the outstanding voting securities shall have the meaning set forth in the U.S. Investment Company Act of 1940.
Article 19   (Amendment to the Contract)
Unless otherwise provided by applicable laws or this Contract, the content of this Contract and its appendices may be amended by the written consent of both Parties and Article 18.1 shall apply mutatis mutandis.
Article 20   (Termination of Contract)
20.1 This Contract may be terminated at any time by the Fund, without the payment of any penalty, upon a vote of a majority of the Funds Board of Directors or a majority of the outstanding voting securities of the Fund, or by HSBC Taiwan, on sixty (60) days written notice to the other Party.
This Contract shall automatically terminate in the event of its assignment
(as such term is defined in the U.S. Investment Company Act of 1940). In addition, this Contract shall automatically terminate if HSBC Taiwan is removed by the order of the FSC in accordance with the relevant R.O.C. laws.
20.2 If either Party breaches the provision of this Contract, and fails to rectify within the period prescribed by the other Party in writing, the other Party may terminate this Contract before the expiration of this Contract.
20.3 In the event HSBC Taiwan is unable to continue conducting the discretionary investment business due to dissolution, revocation or abolishment of permission of conducting discretionary investment business, HSBC Taiwan shall inform the Fund, the Custodian and the Trading
Counterparties immediately. This Contract will be terminated automatically upon HSBC Taiwans incapability to conduct the discretionary investment business.
Article 21 (Obligations to Settle Pending Affairs after Termination of this Contract)
21.1 If this Contract is terminated due to expiration of this Contract without renewal or according to provisions of Article 20, HSBC Taiwan shall settle the pending affairs immediately, make a final report for current status of the DIM Assets and the loss or profit of investment of the DIM Account and deliver it to the Fund.
21.2 This Contract shall be deemed to be valid and effective within the period of settlement of the pending affairs by HSBC Taiwan referred to in
Article 21.1.
Article 22   (Provisions for Handling Breach of Contract)
Either Party who breaches provisions of this Contract and fails to rectify it within the period prescribed by the other Party in writing shall compensate the other Party for the damages and losses suffered by such other Party therefrom.
Article 23   (Notice of Change of Important Matters and the Method thereof)
In the event there is any change in the basic information provided by the Fund, the Fund shall inform HSBC Taiwan of such change promptly. Unless otherwise provided by this Contract, any notification by either Party pursuant to this Contract shall be made in writing and delivered to addresses of parties set forth in this Contract or in such other manner agreed by both Parties.
Article 24   (Prohibition of Re-commission and Assignment)
Unless otherwise provided by laws and regulations, HSBC Taiwan may not, in entirety or in part, designate any third party to perform its obligations under this Contract, or assign its right hereof to any third party.
Article 25   (Dispute Settlement and Jurisdiction of Litigation)
Subject to any contrary requirement of the U.S. Investment Company Act of 1940 or the rules thereunder, both Parties agree that any dispute arising out of or in connection with this Contract shall be first resolved in accordance with the regulations governing disputes mediation procedures stipulated by SITCA. If such mediation fails, both Parties agree that the dispute shall be subject to the non-exclusive jurisdiction of the Taiwan
Taipei District Court.
Article 26   (The Governing Law and Supplementary Provisions)
26.1 This Contract shall be governed and construed in accordance with the laws of the R.O.C., but subject to any contrary requirement of the U.S. Investment Company Act of 1940 or the rules thereunder.
26.2 In the event there is any amendment to laws related to securities investment trust or consulting, futures-related laws, articles of incorporation of SITCA or other relevant rules or regulations after execution of this Contract, unless otherwise provided by this Contract, the rights and obligations between the Parties hereto shall be subject to the provisions of the amended laws.
26.3 Matters not provided herein shall be subject to the provisions of the SITC Act, Futures Trading Act, the Management Regulations, the Operation
Rules, articles of incorporation of SITCA, and other related laws and regulations of the R.O.C.; in the absence of such provision in the above-mentioned regulations, the matters shall be subject to the negotiation between Parties of this Contract in accordance with the principle of good faith. IN WITNESS WHEREOF, this contract has been duly executed by both Parties.



The Taiwan Fund, Inc.

By /s/ Adelina N.Y. Louie
Name   Adelina N. Y. Louie
Title   Secretary and Treasurer
Date   April 3, 2009
HSBC Global Asset Management (Taiwan) Limited

By /s/ Andrew R. J. Chen
Name   Andrew R. J. Chen
Title   Chief Executive Officer
Date   April 3, 2009

























Appendix I     Discretionary Investment Prospectus and Risk Disclosure
Statement The legal relations of the nature, scope, principle of operation, billing of service charge, prohibitions, client (principal), trustee (agent), custodian agent of discretionary investment management and the mode of operation.

(I)   The nature
HSBC Global Asset Management (Taiwan) Ltd. (the Company ) may undertake discretionary investment management business only upon regulatory approval According to the Regulations Governing the Conduct of Discretionary Investment Business by Securities Investment Trust Enterprises and Securities Investment Consulting Enterprises (hereinafter, the Regulation ) and Securities Investment Trust and Consulting Association ( SITCA)s Operation Guidelines Governing the Discretionary Investment Business by Securities Investment Trust Enterprises and Securities Investment Consulting Enterprises (hereinafter, the Operation Guidelines ) promulgated by the Securities and Futures Bureau of the Financial Supervisory Commission, Executive Yuan (formerly the Ministry of Finance of the Securities and Futures Commission, or known hereinafter as FSC), the Company shall satisfy certain qualification requirements and shall be subject to the approval of FSC in order to be eligible to apply the undertaking of discretionary investment management business. (The FSC has approved the Company to undertake the aforesaid business).
The client fully empowers the professional investment institution for discretionary investment management.
The client fully empowers the Company to manage its entrusted assets for investments based on its discretion on the professional standing of the Company in investment. The Company shall, within the scope of empowerment, make decisions in discretionary investment management. The Company shall act as a prudent person under due diligence for the best interests of the client.
Make investment decisions according to the purpose of investment as instructed by the client
The client may consider their capacity, experience, and purpose of investment as well as applicable regulations to request the Company to customize the related investment policy and the scope of investment. The Company shall utilize the assets for discretionary investment under due diligence.
The entrusted assets for discretionary investment management ( DIM Assets ) are subject to the custody of the custodian agent
Applicable domestic regulations require that the client shall place the DIM Assets and the return on investment into the custody of the custodian agent approved by the Ministry of Finance to conduct business and rated by credit rating institutions recognized by the FSC as financial institutions at specific
rating (hereinafter, the   Custodian Agent ). The Company shall not, for
whatever reasons, take custody of the capital, securities or other assets of the client.
Where the Company may be affiliated with the custodian agent as stated in
Article 11-3 of The Regulation, the Company shall inform the client before entering into agreement. The client shall then appoint the custodian agent on their discretion.
As a matter of principle, the client and the custodian agent shall enter into an agreement on custody of assets whereby the custodian agent shall safe keep the assets for the client.
(II)   Scope
1. The client shall fully empower the Company as an agent to make investment decisions and utilize the DIM Assets whereby the Company shall take full discretion in making investment in the name of and on behalf of the client with full power of attorney without further authorization to take action in particular investment.
2. The scope of investment shall be governed by Article 14 of the Regulation, Investment in securities not stated in Article 6 of the Securities and Exchange Law is prohibited.
Transactions other than securities related products are prohibited.
The DIM Assets shall not be available for loans.
No transaction with funds, common trust funds, other discretionary investments or futures trading account, own capital account, client-operate securities trade account or future merchant accounts or securities related products managed by the agent with the exception of transaction conducted at centralized market or OTC market unless under willful arrangement of trade for square up purpose.
No investment in the stocks, corporate bonds, or debentures issued by the Company.
The following acts are prohibited unless otherwise consented by the client in writing or permitted by special clauses in the agreement
Investment in the subscription (sale) warrants issued by the Company. Investment in the stocks, corporate bonds, or debentures issued by a company in stakeholder relation to the Company.
Investment in securities underwritten by securities dealer in stakeholder relation to the Company.
Margin trading of securities.
Lending and borrowing of securities.
No investment in the securities underwritten by the Company unless otherwise the client are explicitly informed of a possible conflict of interest and the control measures and at the consent of the client in writing of each occasion with the specification of the quantity of securities for investment.
Investment in offshore securities shall be duly in compliance with the types and scope of securities permitted by FSC.
No violation of applicable regulations or the prohibition orders of the FSC.
Article 17 of the Regulation prohibits the followings when allocating the assets of discretionary account in investment
(1) The investment from particular discretionary account in the stocks, corporate bonds or debentures and subscription warrants issued by any issuer shall not exceed 20percent of the net asset value of such discretionary account. The investment from particular discretionary account in the corporate bonds or debentures issued by particular issuer shall not exceed 10percent of the net asset value of such discretionary account. Where the agent may place discretionary orders for the investment in depository receipts and may also invest in the stocks by the same issuer, the total value or quantity of both the stocks in holding and the total value or quantity of stocks denominated by the depository receipts shall be accounted for in calculating the upper limit. Where the agent may also place discretionary orders for investment in subscription warrant, the quantity of shares so represented and the quantity of stocks issued by the same issuer in holding shall both be accounted for in calculating the upper limit of investment.
(2) The total value of investment from all discretionary accounts managed by the Company in the stocks issued by particular issuer shall not exceed 10percent of the outstanding stocks issued by such issuer.
(3) The investment from particular discretionary account in the beneficiary security issued by any issuer for solicitation of fund or private placement for raising funds, REIT and REAT, any special purpose company raising fund through offering or private placement by issuing ABS, shall not exceed 20percent of the net asset value of such discretionary account.
(4) The provisions of (1) and (3) may be waived if the client of the discretionary account and the discretionary account investment agreement specified otherwise.
3. Further to the aforementioned regulations, the client may consult with the Company to discuss their capacity, experience, purpose of investment and legal rules applicable to related investment to determine the investment policy and scope and explicitly stated such terms and conditions in the agreement on discretionary investment.

(III)   Principles of Operation
The Company undertaking discretionary investment service shall duly abide applicable regulation. In addition, the Company shall also duly observe Article III of the Self-Discipline Regulations for SITCA Members whereby all members of SITCA shall uphold the 7 principles in operation and materialize the spirit of these principles into management practice
1.   Law Abiding   understand all applicable legal rules and no violation or
assisting a third party in the violation of laws.
2.   Honesty and Trust   properly understand the capacity, experience and
purpose of investment of each client as the basis for providing relevant services. Seek the best interest of the client. Do not mislead, cheat, engage in any conflict of interest or insider trade.
3.   Prudent person in management   exercise due care as a prudent person and
help the client to appropriately diversify risks and provide the best service in securities investment.
4.   Disclosure   provide necessary and sufficient information for the client, and inform the client of the risks inherent to the investments and related information in the investment decision-making process or transaction process. Disclose to the client the latest information rapidly.
5.   Professionalism   Supervise all employees in continuing education in their
respective areas of specialization, and fully use their expertise in the analysis of securities investment. Nurture the corporate culture of professional investment management.
6.   Confidentiality   Keep strictly confidential with regard to the
information of the client. Do not disclose such information or use the information.
7.   Fair Competition   Avoid causing damage to the reputation, mutual
interest, or undue competition among the members of SITCA.
(IV)   Billing
1.   The client shall be responsible for the expenses incurred as follows
unless otherwise specified in related agreements   discretionary account
management fee, custodian fee for the custodian agent, commission for securities trade, securities transaction tax and other applicable taxes.
2. The Company shall calculate the remunerations under the principle of fair competition with reference to industry level and enter into agreement with the client. Generally, the calculation is made at specific percentage of the amount of fund entrusted, the value of the DIM Assets or as regulated by law and shall be deducted from the discretionary account assets on a regular basis. However, such calculation and deduction of fees shall not violate the Regulation under the principle that agreement with the client on sharing the return on investment or loss from investment is prohibited unless otherwise specified by FSC on remunerations from performance . The aforementioned method for the calculation of remunerations, method and timing of payment shall be explicitly stated in the Discretionary Investment Management Contract (the DIM
Contract ) .
3. The custodian fee charged to the account of the client is mandatory whereby the assets in the discretionary account shall be subject to the custody of the custodian agent and a service charge will be applicable to the client. The calculation, method and timing of payment shall be agreed upon by and between the client and the custodian agent and shall be explicitly stated in the Discretionary Investment Custody Contract (the Custody Contract ).
4. The commissions for securities trade and securities transaction tax are expenses or cost incurred from the investment from the discretionary account in securities by the Company in favor of and in the name of the client, and shall be deemed the direct cost of the client in conducting securities trade. The calculation, method and timing of payment shall be regulated by domestic law or practice in the market.
5. Other related expenses, cost, or taxes shall be applicable depending on the circumstance, or agreed upon by and between the client and the Company or between the client and the custodian agent.
(V)   Prohibitions
Prohibitions dictated by the Regulation and the Operation Guidelines in undertaking discretionary account investment by the Company are explained as follows
1. Discretionary investment may be made only upon regulatory approval According to Article 3 of The Regulation, no party may undertake discretionary account investment business in any regard in their operation except under the approval of FSC.
2.   The asset value or amount to be entrusted by particular client shall not
be lower than certain level   According to Article 12 of The Regulation, the
lower limit of the assets value or amount for each client in discretionary investment is NT<DOLLAR SIGN>5 million.
3. The Company shall not take custody of discretionary account assets According to Article 11 of The Regulation and Article 23 of the Operation Guideline, the Company is not permitted to take custody of the capital and allocate the capital for procurement of assets for whatever reasons.
4.   The Company shall not accept joint appointment   according to Article 22
of The Regulation and Article 18 of the Operation Guideline, the Company shall enter into the agreement on discretionary investment with individual clients, not joint appointment.
5.   According to Article 27 of the Operation Guideline   In appointing an
agent with full power of attorney for managing the discretionary account for investment, each client shall appoint only one custodian agent.
6. Prohibitions of the person in charge of the Company and the employees According to Article 36 of The Regulation, the directors, supervisors, managers and sales personnel of the Company shall not violate any of the prohibitions in undertaking discretionary investment.
7. The scope of investment and the use of funds shall be referred to in the inscription in (II)-2.
8. The Company may solicit business of discretionary investment and launch promotional events in accordance with Article 7 of the Operation Guideline, but shall not
I   Take the approval by FSC in undertaking discretionary account investment business as propaganda for application or guaranty of the value of the discretionary account assets in investment.
II   Mislead the investors to believe that the principal or profit is guaranteed.
III   Making representations that the Company will bear the losses.
IV   Offer gifts or other interests for solicitation of business or promotion.
V   Exaggerate the performance of past operation as propaganda or place advertisement for attacking others in the industry.
VI   Untrue, fraudulent or misleading behaviors.
VII   Misstatement, the use of false information, or supply information only favorable to the Company to exaggerate the performance of the securities, securities related products it provided, or other investments, trade or service approved by FSC .
VIII   The content is in violation of laws or the content of the agreement on discretionary investment.
IX   Any other unlawful act.
(VI) The legal relations among the client, the Company, and the custodian agent and the mode of operation
The legal relations among the parties concerned in discretionary investment (the client, the Company, and the custodian agent) are explained as follows
1.   The relation between the client (principal) and the Company
The client and the Company are bound by principal-agent relation through the DIM Contract whereby the client empowers to determine the use of the DIM Assets for investment. The policy and scope of investment shall be determined by the parties therein and the details shall be stated in the DIM Contract and its appendix to the agreement. Any other rights and responsibilities binding the parties shall also be stated in the DIM Contract.
2.   The relation between the client and the custodian agent
The relation between the client and the custodian agent shall be explicitly stated in the Custody Contract whereby the custodian agent shall duly observe the rules of FSC and The Regulation.
3. The legal relation binding the client, the agent, and the custodian agent The parties hereto shall enter into a tripartite agreement defining the rights and responsibilities of the contracting parties. In the agreement, it shall be specified that the agent may make decisions on investment and to allocate the assets of the discretionary accounts only as defined in the agreement on discretionary investment in full discretion as empowered. The custodian agent shall effect delivery as instructed by the agent and shall review to ensure such instructions are fully in compliance with applicable regulations and the restrictions and scope of investment as stated in agreement on discretionary investment. In addition, the custodian agent shall also be responsible for assisting the client in opening new account for securities investment, the custody of money and securities, the delivery after trade, bookkeeping, and share registration. Furthermore, the rights and responsibilities binding the three contracting parties shall be explicitly stated in the said tripartite agreement.
4.   Mode of operation
With reference to the aforementioned relations, the mode of operation shall be the Company accepted the appointment of the client and exercise full discretion over the assets held under the custody of the custodian agent in making decisions and effecting investment within the scope of authorization under DIM Contract. Upon the confirmation of transactions with respective securities dealer or other counter parties, the Company shall instruct the custodian agent to effect payment for the delivery of the investment. The custodian agent shall then review if the procedure is in compliance with applicable legal rules and the restrictions and scope specified in the DIM Contract. If so, the custodian agent shall proceed to delivery and related bookkeeping and share registration. The custodian agent shall be responsible for the opening of securities account for investment, the custody of the proceeds and related matters.
At any time impairment of the net asset value of a customers discretionary investment assets equals 20 percent or more of the value of the original discretionary investment assets, the Company shall produce a transaction record of the assets and a status report and deliver them to the client within two business days from the date of the event. The same shall apply in each subsequent case of impairment equaling 10 percent or more of the net asset value stated in a previous report. Also according to Article 46 of the Operation Guideline, the client may inquire the status of transactions of the assets in the discretionary account, the quantity of assets for discretionary investment in inventory, the amount and the exposed position of securities related products and related information, in writing or in the means as mutually agreed at any time
II. The analysis methods, sources of information, and investment strategies adopted by the Company in making discretionary investment
The Company takes into consideration the good track of record of investment performance in the past, achievement of the expected goal entrusted by the client, and earning the trust of the client to entirety in using the assets in the discretionary accounts for investment. With years of experience in investment analysis, the Company has developed a viable and effective system for such purpose, which is a set of analysis methods, sources of information and investment strategies insensible in the investment decision-making process. Such system is elaborated as follows
(I)   The methods of analysis
Generally, the analyses are conducted by designated research and analysis professionals from a macroeconomic perspective, industry, financial information on individual companies, products and markets, stock price fluctuation, and the trend of the companies in development as the foundation for making investment. The characteristics are summarized as follows
1.   Macroeconomic and microeconomic levels are taken into account
(1)   Macro economic analysis   keep track on the changes in domestic and
international political and economic environment with in depth analysis. The
key of analysis will be   major monetary and economic policies of major
countries, indicators for economic growth and performance, government budget, public construction spending, changes in economic structure, supply and demand of capital, trends of long and short-term interest rates, consumer price level, unemployment rate, import and export trade, industrial policy, the stage of development of the capital market and the layers, and other factors that may affect macroeconomic development.
(2)   Industry Analysis   the research staff make continuous efforts to address
to the following issues for keeping up with the changes in the industry economic outlook of the industry, changes in the supply and demand or prices of products and raw materials, the association between different industries in performance, the level of technologies, sufficiency of human resources, RandD budget, government policies on financing the industry and taxation.
(3)   The analysis of individual companies   the research staff gather and
analyze the information on financial performance and operation released by the companies regularly in order to detect every opportunity for making the first move in investment. In addition, the staff also explore the composition and possible effect of the changes in the members of the management teams of these companies for analyzing their product features and competitiveness, technological innovations, RandD level, market development, marketing capacity, operation plan in the future, and financial forecasting and attainment of the financial goals of these companies.
2.   The research team holds regular meeting for collective wisdom
The research team of the Company holds daily, weekly, and monthly meetings for discussion on the variables inherent to the aforementioned topics. The research staff will present the investment analysis report for discussion in order to achieve collective wisdom. In case of major incident, all of them will propose analysis report on possible impact. The said analysis reports will be presented to the investment managers as the reference for making investment decisions.
3.   Quantitative Analysis for Trend Forecasting
(1)   Proper use of data analysis   the Company demands that all research staff
to present all related factors in quantitative terms as far as possible in the analysis, and apply scientific methods for assessing the value of the investment objects and possible risks. All research staff shall not conduct analysis in empty thinking, basing on rumors and unsubstantiated facts.
(2)   Trend Forecasting   the ultimate goal of analysis is the control of the
trend as early as possible. The research team of the Company applied the aforementioned methods to make timely forecasting on all investments.
(II)   Sources of information
The primary sources of information vital for the investment analyses include the following
1.   Professional publications   statistical reports compiled and released by
domestic and foreign governments on a regular basis, industry journals or analysis reports, research reports released by securities dealers or other professional institutions.
2.   Online information from professional information companies   examples are
Reuters, Bloomberg, Fortek, C Money, and financial information published by Taiwan Economic Daily News.
3. Written information from companies listed in the exchanges or OTC markets examples are their monthly, quarterly, interim, and annual reports, financial reports, prospectus, financial forecasting, and plan for issuing new shares for capital.
4.   Visit companies, scholars and experts   examples are visits to companies
or factories, interview the persons in charge, key personnel or the experts.
5.   Attend symposiums or conferences   examples are the conference for
announcement of performance or symposiums of particular industry.
(III)   Investment Strategies
1.   Basic principle
(1) The Company maps out the investment strategies and executed the investment plans in accordance with the investment policy, scope and restrictions specified in the DIM Contract.
(2) Take appropriate actions to control risk and protect the assets, and seek reasonable growth of ROI for the best interest of the client.
(3) Protect the interests of all clients fairly and avoid the conflict of interest.
2.   Investment Decision-Making Process
The investment decision-making process of the Company contains four steps. Each step shall be taken cautiously and is explained as follows
(1)   Investment analysis   the Company holds morning meeting on discussion of
the latest development of the political, economic, industrial situations and the performance of individual stocks and other unusual situations on a daily basis. The Company also holds weekly meeting on industrial research, and will discuss the analysis of economic trend, industry outlook, performance of individuals stocks as specified in the investment analysis reports presented by the research team for recommendation in investment. The main purpose of investment analysis will be served as primary source of reference for the investment managers in making investment decisions. This is the demonstration of the professional standing of the research team of the Company.
(2)   Investment decision   the investment manager shall, in accordance with
the investment analysis reports compiled by the research staff, the outcomes from the industry research meetings, the discussion result of the morning analysis meeting, and the variance analysis report of trade conducted the day before, the conditions for investment as instructed by the client, make objective and fair decisions in writing as per the needs and requests of individual clients, then instruct the dealers to proceed to trade. The decisions of the objects of investment of the day shall be subject to the approval of competent authority of the Company for ensuring such decisions are lawful, and congruent with the needs of the client in investment, and make sure that the terms and conditions contained in the DIM Contract were fully supported by objective investment analysis and the assets entrusted by each client were fairly allocated without any form of the conflict of interest.
(3)   Execution of the investment decision   the investment manager shall
present the investment decision in writing to the dealers for transactions, and shall not give instruction just verbally to avoid misinterpretation from speaking and no hard evidence for proof of transactions. Investment manger shall prepare written instruction of investment decision for each client respectively to the dealers for proper execution. The objects, types, quantity, price and time of investment shall be explicitly stated in the investment record sheet and the reasons for variation shall be specified. For ensuring the fairness to each discretionary account, investment instruction shall be made under each discretionary account individually. No trade is allowed for matching the investment of one account with another. After the transactions of the day, cautiously check the confirmation slips sent by the securities dealers and other counter parties for accuracy, and forward the information for relevant personnel for bookkeeping. The dealers shall analyze the result of transactions properly and find out if there is variation from the original investment decisions, and give reason if there is any. All information after this stage shall be submitted to the investment managers as reference and as reference for investment decisions to be made the next day and beyond.
(4)   Review of investment   the Company shall hold review meeting on the
investments at least once a month. Competent authority of the Company shall preside over the meeting. Each investment manager shall present review report on investments covering the process of investment decision-making, the content of decision, and investment performance, and shall take corrective action and adjust the investment direction accordingly.
(IV) The characteristics of the objects of investment or transactions, possible risk, and applicable legal rules

1.    Investment Objective
The investment objective of the Fund is to seek long-term capital appreciation through investment primarily in equity securities listed on the TSE.
2.    Market Volatility
The growth in the ROC securities market over the past decade has been accompanied during certain periods by a high degree of stock price volatility resulting in very large short-term swings in the TSE Index.
During periods when the market has declined rapidly, such as financial crisis in 2008, the combination of reduced demand and TSE rules confining daily movements in individual company stock prices to fixed limits (currently 7percent) around the previous days closing price has greatly diminished market liquidity. This has made it extremely difficult during declining periods to protect previously unrealized capital gains as the Fund cannot always sell the portfolio securities at a time the Advisor considers to be in the Funds interest. The Advisor believes that short-term trading strategies, without regard to fundamental investment analysis, currently are factors determining day-to-day price fluctuations. The Fund has a long-term trading strategy based on fundamental investment analysis and therefore short-term volatility in the ROC securities market will affect the net asset value of the Funds shares which could cause the Funds shares to trade at larger discounts and premiums than are usually experienced by closed-end investment companies.
3.    Currency Fluctuations
The Funds assets are invested primarily in ROC securities and substantially all income is received in NT Dollars. However, the Fund will compute and distribute its income in U.S. Dollars. Therefore, if the value of the foreign currencies in which the Fund receive its income falls relative to the U.S. Dollar between receipt of the income and the making of Fund distributions, the Fund will be required to liquidate securities in order to make distributions if the Fund has insufficient cash in U.S. Dollars to meet distribution requirements.
Since the Fund invests in ROC securities denominated in NT Dollars, changes in the exchange rates of the NT Dollar may affect the value of securities in the Funds portfolio and the unrealized appreciation or depreciation of investments insofar as U.S. investors are concerned. Further, the Fund may incur costs in connection with conversions between currencies, Changes in the exchange rate of the NT Dollar will affect the Funds net asset value regardless of the performance of the underlying investments of the Fund.
Relative currency values will be taken into account by the Advisor in selecting industries and companies for investment.

III. The education and experience of the persons in charge of investments and the sales personnel are shown in Annex I.

IV. Income Statement of the Company covering the last two years and the Balance Sheet of the Company to date are shown in Annex II.

V. Law suits or non-contentious matters to the Company respecting investment consulting, discretionary investment or securities investment trust funds
Nil.
VI. Disciplinary actions by Financial Supervisory Commission, Executive Yuan on the Company or the person in charge in the last 2 years, specify the time, the details, and the status of corrective action.
(I)   Time   FSC of the Executive Yuan issued an executive order under FSC
Letter Chin-Kuan-Cheng (IV) No. 09600000966 dated January 11, 2007 demanding corrective action by the Company.
The cause   The personnel of the Company adjusted the clock and changed the transactions of discretionary account to fund account without authorization.
(II)   Time   FSC of the Executive Yuan issued an executive order under FSC
Letter Chin-Kuan-Cheng (IV) No. 0960033734 dated July 6, 2007 demanding corrective action by the Company.
The cause   FSC of Executive Yuan conducted a general examination of the
Company in the period of April 18 --27, 2007, and discovered the violations specified as follows
1. The investment decision made by the fund managed by the Company failed to follow the recommended price in the research report, and the actual price significantly varied from market price.
2. The application for subscription of money market funds by the client and the proceeds for investment were not delivered by the subscription deadline.

VII.   Investment Risk Disclosure
Discretionary investment is not risk-free. Management performance of the Company in the past does not guarantee minimum return on the investment fund in the discretionary accounts. The Company shall act as prudent person under due diligence, but disclaim any responsibility on investment loss or guarantee minimum return on investment. The client is advised to read the Discretionary Investment Management Prospectus and Risk Disclosure Statement thoroughly before entering into agreement with the Company.
(II) The Company and the person-in-charge of the Company whose signature/seals were affixed unto this Discretionary Investment Management Prospectus and Risk Disclosure Statement shall be legally liable to any false account or concealment contained therein.































Annex One   Education and Work Experience -   Department Head, Portfolio
Manager, and Sales Team for Discretionary Investment Management Services

Title - Vice President
Name - Dominic Lin
Education - National Chengchi University,Dept. of Business Administration
Work Experience - Department Head of Segregated Account Management, HSBC Global Asset Management (Taiwan) Ltd. (1998/11-- ) Portfolio Manager, HSBC Safe and Rich Fund, (2000/12--2006/12) Portfolio Manager, HSBC Trinity Balanced Fund, (2006/03--2006/06) Manager, Polaris Securities, (1995/03--1998/10)

Title - Vice President
Name - Stanley Yang
Education - University of Illinois, MBA
Work Experience - Portfolio Manager, HSBC Global Asset Management (Taiwan) Ltd. (2006/03--) Head of Global Equity, Grand Cathay Securities Investment Trust Co., Limited, Taiwan (2001/08--2006/03) Assistant Manager, Industrial Bank of Taiwan Securities Consultant Co., Limited, Taiwan(2001/01--2001/07)

Title - Assistant Vice President
Name - May Kao
Education - National Chengchi University,Dept. of Economics
Work Experience - Portfolio Manager, HSBC Global Asset Management (Taiwan) Ltd. (2006/12--) Investment Manager, JP Morgan Asset Management(2003/08--2006/08) Investment Manager, Franklin Templeton First Taiwan(2002/07--2003/08)

Title - Assistant Vice President
Name - Russell Mu
Education - University of Illinois at Urbana - Champaign, MS in Finance National Taiwan University, MS
Work Experience - Department Head of Institutional Business Development, HSBC Global Asset Management (Taiwan) Ltd. (2005/08-- ) Product Specialist, Allianz Global Investors(2004/05--2005/08) Product Specialist, Fu Hwa Investment
Trust, (2003/10--2004/05)

Title - Deputy Manager
Name - Kyle Wang
Education - Washington University in St. Louis, LL.M.
Work Experience - Account Officer, HSBC Global Asset Management (Taiwan) Ltd. (2007/06-- ) Assistance Manager, Cathay United Bank (2005/08--2007/06) Associate, PricewaterhouseCoopers, (2004/12--2005/06)

Title - Specialist
Name - Jay Weng
Education - National Taiwan University, MS
Work Experience - Specialist, HSBC Global Asset Management (Taiwan) Ltd. (2007/05-- )

























Annex Two   Balance Sheet and Income Statement (2006 --2007)

HSBC INVESTMENT (TAIWAN) LIMITED
Balance Sheets
December 31, 2007 and 2006
(Expressed in thousands of New Taiwan Dollars, except for par value)

                                          2007    2006
Assets
Current assets:
Cash and cash in bank (note 4 and 5)    <DOLLAR SIGN>    905,355    742,876
Account receivable (note 4)                 173,503    95,215
Other receivable (note 4)                   4,288    6,111
Prepayments and other current assets (note 8)   13,535    9,984
                                        1,096,681    854,186
Bond investments in non-active markets (note 6)     935    8,855
Fixed assets, net (note 7):
Cost:
Land                                        180,765    180,765
Building and building improvements        311,756    306,574
Office equipment                         83,025    71,831
Leasehold improvements                         13,895    13,797
                                        589,441    572,967
Less: accumulated depreciation               (161,213)    (146,902)
Less: accumulated impairment               (104,246)    (104,246)
Prepayments for equipment                  12,790    7,011
                                         336,772    328,830
Other assets:
Refundable deposits (note 4 and 11)          101,821    89,532
Pledged assets                                    7,000    -

Deferred tax assets-noncurrent (note 9)           14,002    14,317
Other assets-other                               29    87
                                          122,852    103,936
Total assets                           <DOLLAR SIGN>    1,557,240    1,295,807

                                             2007    2006

Liabilities and Stockholders Equity
Current liabilities:
Accrued expenses (note 12)    <DOLLAR SIGN>             155,145    75,843
Payable to related parties (note 4)           98,604    80,611
Income tax payable (note 9)                   89,929    75,637
Other current liabilities                   11,068    5,745
Total liabilities                          354,746    237,836
Stockholders equity (note 9 and 10):
Common stock, <DOLLAR SIGN> 10 par value,authorized and issued 78,847,782
shares for both 2007 and 2006                  788,478    788,478
Capital surplus-additional paid-in capital from issuance of
common stock for cash                           17,913    17,913
Retain earnings:
Legal reserve                                   35,511    11,504
Unappropriated earnings                          360,592    240,076
                                          396,103    251,580
Total stockholders equity                1,202,494    1,057,971
Commitment and contingencies (note 4 and 12)



Total liabilities and stockholders equit    <DOLLAR SIGN>    1,557,240
1,295,807



HSBC INVESTMENTS (TAIWAN)LIMITED
Statements of Income
For the years ended December 31,2007 and 2006
(expressed in thousands of New Taiwan dollars, except for earnings per share)

                                             2007    2006
Operating revenues:
 Management fees(note 4)          <DOLLAR SIGN>    1,185,032    844,432
 Commissions                                  154,760    86,227
 Consulting income(note 4)                   96,619    17,594
                                        1,436,411    948,253
Operating expenses:
 Personnel costs(note 8)                  385,644    254,207
 Depreciation and amortization                   14,423    13,259
 Other operating expenses(note 4)          570,654    356,691
                                          970,721    624,157
                                          465,690    324,096
Net operating profit
Other income and losses:
 Interest income(note 4)                   13,049    8,540
 Other income, net(note 4)                    1,690    1,883
 Loss on disposal of fixed assets, net             (11)    (261)
 Compensation loss(note 4)                    (311)    (10,405)
   14,417    (243)
Income before income taxes                  480,107    323,853
Income tax expenses(note 9)                  119,515    83,777
Net income(note 3)                   <DOLLAR SIGN>    360,592    240,076

Basic earnings per share before income
tax expenses(note 10)                           <DOLLAR SIGN>    6.09    4.11
Basic earnings per share after income
tax expense(note 10)                           <DOLLAR SIGN>    4.57   3.04















Appendix II     Initial Amount of the Discretionary Investment Management
Assets
Cash   NT<DOLLAR SIGN>   0
The value of the Securities   NT<DOLLAR SIGN>697,827,300 (NUMBER2330
TSMC=9,500,426 shares)
The value of the DIM Assets shall be calculated in accordance with the Funds prospectus.































Appendix III     Basic Guidelines and Scope of Discretionary Investment or
Trading and Management of Idle Funds
The investment objective is to seek long-term capital appreciation through investment primarily in equity securities of Republic of China companies listed on the Taiwan Stock Exchange. Investment may also be made in debt securities listed on the Taiwan Stock Exchange and in debt securities traded on the over-the-counter market.
The DIM Assets after having been remitted into the Republic of China and delivered to the Custodian, shall be invested only in securities and money market instruments denominated in NT Dollars and in NT Dollars cash and banking and similar accounts, except to the extent otherwise permitted by Republic of China law and regulations.
The HSBC Taiwan agrees that it will not, using the DIM Assets and assets managed under the Management Contract (the DIM Assets and assets managed under the Management Contract hereinafter collectively referred to as Fund Assets ) purchase any security (other than obligations of the U.S. Government, its
agencies or instrumentalities), if as a result   (i) as to 75percent of the
Fund Assets, more than 5percent of the total Fund Assets (taken at their current value) would then be invested in securities of a single issuer, (ii) as to the remaining 25percent of the Fund Assets, more than 10percent of the total Fund Assets (taken at their current value) would then be invested in the securities of a single issuer (except that the HSBC Taiwan may invest not more than 25percent of the Fund Assets in obligations of the Republic of China Government or its agencies or instrumentalities), (iii) more than 10percent of the voting equity securities (at the time of such purchase) of any one issuer would be held in the Fund Assets, and (iv) more than 25percent of the total Fund Assets (taken at their current value) would be invested in a single industry; or purchase any equity securities which, at the time the purchase is made, are not (i) listed and traded on the Taiwan Stock Exchange, (ii) purchased in initial public offerings and secondary public offerings but only if such securities will be listed on the Taiwan Stock Exchange immediately following such offering, or (iii) traded in the over-the-counter market in Taiwan; or purchase partnership interests; or borrow money or pledge the DIM Assets; or purchase securities on margin, except for short-term credits as may be necessary for clearance of transactions; or make short sale of securities or maintain a short position; or buy or sell commodities or commodity contracts or real estate or interests in real estate, except that it may enter into foreign currency exchange contracts, foreign currency futures contracts, and options on foreign currencies and foreign currency futures contracts for bona fide hedging purposes; or act as an underwriter of securities of other issuers; or make loans, including loans of cash or portfolio securities, to any person; for purposes of this investment restriction, the term loans does not include distributed bonds, debentures of other securities; or purchase securities issued by any issuer which owns, whether directly or indirectly or in concert with another person, more than 5percent of the equity securities (whether voting or non-voting) of HSBC Taiwan or which takes a significant role in the management of HSBC Taiwan; or issue senior securities; or purchase beneficiary certificates representing interests in a ROC securities investment trust fund or effect any transaction in securities with a ROC securities investment trust fund managed by HSBC Taiwan.
Nothing in Point 3 above shall require the sale or disposition of any relevant DIM Assets where any of the restrictions there set out is breached as a result of any event outside the control of HSBC Taiwan and occurring after the investment in the relevant assets is made (including not limited to any reorganization or amalgamation of any company and the suspension of any listing), but no further relevant assets shall be acquired until the relevant limitation can again be complied with, except pursuant to the exercise of subscription rights to purchase securities of an ROC issuer at a time when the Funds holding of securities of that issuers (or that issuers industry) would otherwise exceed the limits set forth in clause (i), (ii), (iii) or (iv) of Point 3(a) above, where prior to such exercise and after the announcement of such rights, HSBC Taiwan sells at least the number of securities which it subsequently purchases through the exercise of the rights.
To not less than the extent (if any) from time to time required by the FSC a proportion of the DIM Assets shall be retained at all times in liquid form in assets of a type specified by the FSC.
HSBC Taiwan shall not hold or have an interest in securities issued by the Fund or securities issued by any investment fund investing in Republic of China securities in the management of which HSBC Taiwan participates or has an interest.
To the maximum possible extent all transactions in discretionary investment assets shall be carried out through stock exchanges and other officially designated markets. Subject to any limitations which may be imposed under the U.S. Investment Company Act of 1940 and any rules and regulations adopted thereunder, such transactions may be carried out through a broker who is a connected person of HSBC Taiwan to such extent as HSBC Taiwan may think fit provided that the cost thereof is not greater than it would have been had the transactions been carried out through a broker who was not a connected person.

































Appendix IV     Information of Designated Investment Manager and His Deputy
Agreed by Both Parties
Name of the Investment Manager      Stanley Yang
Year of Birth         1974
Education    University of Illinois at Chicago, MBA
Experience    8 years of Portfolio Management
Name of the Deputy        May Kao
Year of Birth         1965
Education          National Chengchi University, Dept. of Economics
Experience      9 Years of Portfolio Management



























Appendix V     Exercise of Rights on Subscription for Securities with
Consideration or Conversion of Securities
HSBC Taiwan has full discretion to exercise the rights on subscription with consideration for securities or conversion of securities managed by it under this Contract in the best interest of Fund and subject to the Basic Guidelines and Scope of Discretionary Investment or Trading and Management of Idle Funds as specified in Appendix III of this Contract.































Appendix VI     Calculation, Method and Time of Payment of Remuneration of HSBC
Taiwan and Expenses
Capitalized terms used in this appendix shall have the meanings as defined in the Management Contract unless otherwise defined in this Contract.
As provided in the Management Contract, as compensation for the discretionary investment management services and expenses borne by HSBC Taiwan pursuant to this Contract, HSBC Taiwan shall be entitled to receive out of the Funds Assets a monthly fee payable in NT Dollars. Such fee shall consist of a basic fee
(the Basic Fee ) and performance adjustments (the Performance Adjustments ), which may serve either to increase or decrease the Basic Fee.
(a) The Basic Fee shall be computed promptly after the end of each month by multiplying (i) the average daily Net Fund Value (as defined below) for such month by (ii) an annual rate of 1.30percent. For any period of less than a full month during which this Contract is in effect, the Basic Fee shall be calculated by multiplying (i) the average daily Net Fund Value for such period prorated according to the proportion that the number of business days in such period bears to the number of business days in such month times (ii) an annual rate of 1.30percent. As used herein, Net Fund Value shall mean the value of the net assets of the Fund (including the discretionary investment assets) calculated as described under Net Asset Value in the Prospectus of the Fund.
(b) The Basic Fee shall be subject to upward or downward Performance Adjustments on the basis of investment performance, as follows
The Performance Adjustment shall be made by multiplying (x) the Applicable Performance Adjustment Rate times (y) the average Net Fund Value over the performance period. The resulting Performance Adjustments shall then be added to or subtracted from the Basic Fee. The Performance periods and the Applicable Performance Adjustment Rates shall be calculated as follows
(1) First, the performance period shall commence with the first business day of the first full month following the date upon which 75percent or more of the assets constituting the Net Fund Value are invested in equity securities.
During the first eleven (11) months thereafter there shall be no Performance Adjustment. Starting with the twelfth month of operation, the Performance Adjustment shall take effect. Following the twelfth month a new month shall be added to the performance period until the performance period equals 36 months. Thereafter the performance period shall consist of the current month plus the previous 35 months. Notwithstanding the provisions of Point 1 (b)(1), Performance Adjustments under the Management Contract shall be made as if the Management Contract were a continuation of the Original Investment Contract and the Interim Investment Contract, rather than a new Investment Contract. In addition, the termination of the Original Investment Contract and the Interim Investment Contract shall not, for purpose of the last paragraph of Point 9.1
(b) of the Original Investment Contract or the Interim Investment Contract be deemed a termination thereof and thereby result in any prorated fee calculation.
(2)   Second, compute the percentage difference between (a) the opening Net
Fund Value on the first business day of the performance period and (b) the sum of (1) the closing Net Fund Value on the last business day of such period plus
(ii) the value of the Funds cash distributions made during the performance period plus (iii) the value of capital gains taxes paid or payable by or on behalf of the Fund on undistributed realized long-term capital gains during the performance period.
(3) Third, compute the percentage change in Taiwan Stock Exchange Index (the Index ) during such period. In making such computation the value of cash distributions made during the performance period by companies whose securities comprise the Index shall be accumulated to the end of such period and added to the closing value of the Index, with cash distributions of the securities comprising the Index being treated as reinvested in the Index as of the end of each calendar quarter following the payment of the cash distribution. (In both such computations of percentages, the percentage rate shall be rounded to the nearest full basis point (0.01percent) (rounding up if a computation produces a result of exactly one-half basis point (0.005percent))).
(4)   Fourth, the Applicable Performance Adjustment Rate shall be the
Applicable Adjustment Percentage (as defined in (5) below) times the number (whether positive or negative) obtained by subtracting the percentage change in the Index during the performance period from the percentage change in the Net Fund Value during that period, provided that if the number thus obtained is greater than ten (either positive of negative) the Applicable Performance Adjustment Rate shall be the Applicable Performance Adjustment Percentage times ten (positive or negative, as appropriate).
(5) The Applicable Adjustment Percentage shall be an annual rate of 0.03percent.
In computing the investment performance of the Net Fund Value and the investment record of the Index, distributions of realized capital gains, dividends paid out of investment income, the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains, and all cash distributions of the companies whose stocks comprise the Index shall be treated as reinvested in accordance with Rule 205-1 or any other applicable rules under the United Sated Investment Advisers Act of 1940.
In the case of termination of this Contract, the transfer of the discretionary investment assets to another securities investment trust enterprise, the fee for that month shall be reduced proportionately on the basis of the number of business days during which this Contract is in effect during that month. The Basic Fee rate in that month shall be computed on the basis of and applied to the Net Fund Value, averaged over that month and ending on the last business day on which this Contract is in effect. The amount of the performance Adjustment (or Adjustments) shall be computed on the basis of and applied to the Net Fund Value, averaged over the 36-month period ending on the last business day on which this Contract is in effect, provided that if this Contract has been in effect for last than 36 months, the computation shall be made on the basis of the period of time during which this Contract has been in effect.